Exhibit 10.1

March 17, 2014

Carole L. Cossé:

This letter is to confirm our discussion regarding your employment with the Federal Home Loan Bank of Cincinnati (the “Bank”) ending effective March 17, 2014. The Bank is interested in effecting your separation in an amicable fashion and consistent with that interest is willing to provide you with a package of separation benefits to which you are not otherwise entitled in exchange for your execution of this letter agreement (the “Agreement”). We believe this is a mutually beneficial arrangement.

If you agree with the understanding and commitments set forth in this letter, this Agreement will constitute our complete agreement concerning your separation from employment and the additional benefits which you will receive in conjunction with that separation. If you sign this Agreement, you will receive the benefits as set forth in paragraphs A and B. If you do not sign this Agreement, you will only receive those benefits set forth in paragraph A. As an executive officer of the Bank, the effectiveness of, and terms, and part or all of the payments under this Agreement may be subject in all respects to review and approval by the Federal Housing Finance Agency (“FHFA”).

A.	BENEFITS RECEIVED WHETHER YOU SIGN THIS AGREEMENT OR NOT: In the event you choose not to sign this Agreement, you shall receive only those benefits to which you are already entitled, namely:

a.	You will receive your current salary through the pay period ending date of March 28, 2014.

b.	The Bank will provide you with the necessary information and forms in relation to your option to purchase continued health insurance coverage (i.e., medical, dental and vision), commencing April 1, 2014, under the Bank’s health insurance continuation program, including the Supplemental Retiree Benefits program, consistent with past practice and the applicable law.

c.	The Bank will pay you all accrued but unused vacation as of the ending date of your employment March 17, 2014.

d.	You will have the option to convert your life and long-term disability insurance coverages, if applicable, to individual policies consistent with the terms of such coverages. If you wish to convert to individual coverage policies, please contact Human Resources as soon as possible to complete the necessary forms.

e.	You will be entitled to your account balance through March 17, 2014 (including all voluntary and matching contributions) under the Bank’s Thrift Plan, subject to the plan’s normal withdrawal and distribution rules.

f.	You will be entitled to your defined pension plan benefit under the Bank’s Retirement Plan in accordance with and pursuant to the terms of the Retirement Plan, subject to the plan’s normal withdrawal and distribution rules.

B.	ADDITIONAL BENEFITS: If you sign this Agreement and it becomes effective, you will receive the following additional package of separation benefits to which you are not otherwise entitled.

a.	The Bank will pay you six months separation pay. This separation pay will be in the gross amount of $157,000. The Bank will deduct tax withholding as required by law. The separation pay will be paid to you in thirteen biweekly installments beginning on the next regular pay date following the effective date of this Agreement and approval by the FHFA.

b.	You shall remain eligible to receive a prorated incentive payment of the annual incentive award in accordance with the Bank’s Incentive Compensation Plan for year 2014. The prorated amount shall be based on the last day of employment of March 17, 2014, notwithstanding the provisions of Section 9.3 of the Incentive Compensation Plan. The prorated amount of your salary shall be based on the last day of your employment being March 17, 2014. Any amount due hereunder shall be paid to you according to the terms of the Plan which for purposes of the Agreement will be based solely on the Bank’s actual performance results (as measured at December 31, 2014). In the event of your death prior to such payment, any amount due hereunder shall be paid to your beneficiary as designated under the Bank’s Retirement Plan.

c.	You shall remain eligible to receive a prorated incentive payment for the 2012-2014 Transitional Plan (TP) and the deferred components of the 2012 and 2013 Incentive Compensation Plans (ICPs). The prorated amount shall be based on the last day of employment of March 17, 2014, notwithstanding the provisions of Section 8.1 (TP) and Section 9.3 of the 2012 and 2013 ICPs. Any amounts due hereunder shall be paid to you according to the terms of the Plans which for purposes of the Agreement will be based solely on the Bank’s actual performance results at the period(s) ending December 31. In the event of your death prior to such payment, any amount due hereunder shall be paid to your beneficiary as designated under the Bank’s Retirement Plan.

d.	In relation to your option to purchase continued health insurance coverage and pursuant to your rights under the Bank’s health insurance continuation program and Supplemental Retiree Benefits program, and provided that you timely elect to continue coverage and provided further that you remain eligible to continue coverage under the Bank’s plan, the Bank will pay the entire premium cost of continuing your and your eligible family members elected health insurance coverages (i.e., medical, dental and vision) for six months (through a period ending no later than September 30, 2014).

e.	The Bank agrees not to contest any claim you may file for unemployment compensation benefits.

C.	RELEASE AND WAIVER. In return for the additional benefits described in paragraph B, you agree that you release and waive any and all legal claims you could bring against the Bank, its directors, officers, employees or agents, its related entities and facilities (“Releasees”), including but not limited to claims of age discrimination under the federal Age Discrimination in Employment Act of 1967 and claims under Title VII of the Civil Rights Act, the Americans with Disabilities Act, and the Family and Medical Leave Act, all as amended, and any other statute, law or ordinance.

You agree to cooperate with the Bank in the truthful and honest prosecution and/or defense of any claim, including (without limitation) the litigation involving the Lehman claims, in which the Releasees may have an interest (subject to reasonable limitations concerning time and place), which may include (without limitation) making yourself available to participate in any proceeding involving any of the Releasees, allowing yourself to be interviewed by representatives, including lawyers of the Bank, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing any documents, whether in hard copy or electronic, information and names of other persons with relevant information, all without a claim of privilege against Releasees.

You further agree that (1) you have returned all Bank documents and property in your possession to the Bank including access cards, keys, iPhone, iPad, PC and any access passwords to these devices or files; (2) you will not make any statements to any person or organization orally or in writing, disparaging the Bank, its activities, its employees or its agents; and (3) you will keep the contents of this Agreement confidential, except with regard to your legal advisors and your financial advisors (all of whom will be similarly bound by this provision).

You are advised to consult with an attorney regarding this Agreement. You have 21 days from the date of your receipt of this Agreement to consider accepting it. Once you have accepted this Agreement (by signing one copy and delivering it to me in person or by mail), you may revoke your agreement by delivering to me within seven days a written notice of revocation. This Agreement shall not become effective or enforceable and no payment or other benefit shall be made until that seven-day period has expired.

Please understand that this Agreement sets forth the complete understanding, and supersedes any and all discussions and other agreements between us, regarding your employment and separation from employment. The Agreement set forth in this letter can only be amended in a writing signed by both of us.

If you sign and return a copy of this Agreement to me, you are acknowledging that you have read it carefully, had sufficient time to review it and understand that it represents a voluntary, full and final settlement of all claims, known or unknown, with respect to your employment with and separation from Bank.

Sincerely yours,

/s/ Andrew S. Howell

March 17, 2014

Andrew S. Howell

President & CEO

AGREED:

/s/ Carole L Cossé
Carole L. Cossé

cc: Elizabeth B. Pitner

Vice President, Human Resources